Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into by and between HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (the “Company”) and Robert P. Murphy (the “Employee”) effective as of January 1, 2009.

WHEREAS, the Company and the Employee previously entered into an agreement the deferred compensation provisions of which are set forth in an exhibit to the Employee’s offer letter dated January 22, 2006 entitled “Employment Agreement” (the “Employment Agreement”) and are incorporated by reference into a letter agreement between the Company and Employee dated December 21, 2006 (the “Letter Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

(1) Accrued Bonus Due Upon Death.  Clause (ii) of the second sentence of Section 7(b) is deleted and the following provision is inserted in its stead:

(ii)  ten (10) days after Employee’s death, any accrued but, as of the date of such death, unpaid Incentive Bonus (or, if such death shall have occurred after the first three (3) months of the Company’s fiscal year, any prorated portion thereof.)

(2) Accrued Bonus Due Upon Disability.  The third sentence of Section 7(c) is deleted and the following provision is inserted in its stead:

In the event of Employee’s termination of employment due to Disability the Company shall pay to Employee, any accrued but, as of the date of such termination, unpaid Incentive Bonus (or, if such Disability shall have occurred after the first three (3) months of the Company’s fiscal year, any prorated portion thereof.) ten (10) days after Employee’s Separation From Service.

(3) Cash Severance Payments.  The last sentence of the first paragraphs of Section 7(d) and Section 7(e) of the Employment Agreement is deleted and the following provision is inserted in its stead.

To the extent due, any cash severance benefits specified in Section 7(d), Section 7(e) and any other provision of the Agreement (other than Section 7(b)), shall be paid on the date that is ten days following Employee’s Separation From Service if Employee is not a Specified Employee or on the date that is six months following Employee’s Separation From Service if Employee is a Specified Employee.  For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms in section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury regulations issued thereunder (“Section 409A”).

(4) Medical and Dental Benefits.  The Employment Agreement is amended by adding thereto the following new Section 9(h):

To the extent that the medical or dental insurance benefits specified in Section 7(d) or Section 7(e), as applicable, are taxable to Employee and are not otherwise exempt from Section 409A the following provisions shall apply to the reimbursement of such benefits.  The amount of medical or dental insurance expenses eligible for reimbursement during Employee’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums specified in the plans).  Employee’s right to reimbursement is not subject to liquidation or exchange for another benefit.

(5) Tax Gross-Up Payments.  The tax gross-up payment provision of Section 7(f) is amended in its entirety to provide as follows:

(i)  Certain Additional Payments by the Company.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross Up Payment, Employee retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments.  Employee acknowledges that the Gross Up Payment can be withheld from Employee by the Company and, instead, paid to the Internal Revenue Service on behalf of Employee.

All determinations required to be made under this Section 7(f) with respect to the Excise Tax imposed by Section 4999 of the Code, including whether and when the Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm selected by the Company.  All fees and expenses of the accounting firm shall be borne solely by the Company.  Any determination by the accounting firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that Gross Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that it is ultimately determined in accordance with the procedures set forth in this Section 7(f) that Employee is required to make a payment of any Code Section 4999 Excise Tax, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of Employee within five days of the receipt of the accounting firm’s determination of the amount of the Underpayment.

Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after Employee actually receives notice in writing of such claim.  Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)	give the Company any information reasonably requested relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)
if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this section, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

(v)
Notwithstanding anything in this section to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation § 1.409A-3(i)(1)(v), pay Employee (or pay on Employee’s behalf) all amounts to which Employee is entitled under this section no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the Excise Tax or tax to the Internal Revenue Service (or in the case of costs and expenses payable under this section, no later than the end of Employee’s taxable year next following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the Internal Revenue Service, or where as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year next following Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).

(6) Specified Employee. Section 9 is amended by adding thereto the following new paragraph (h):

(h)           Specified Employee.  Notwithstanding any other provision herein, if Employee is a Specified Employee, then any amounts under this Agreement which are payable upon his Separation From Service and subject to the provisions of Section 409A and not otherwise excluded under Section 409A, shall not be paid until the date that is six (6) months after the date of Employee’s Separation From Service (the “Waiting Period”).  Any payments that would have been made to Employee during the Waiting Period but for this Section 9(h) shall instead be made to Employee in the form of a lump sum payment on the date that is six months following the date of Employee’s Separation From Service.

(7) Letter Agreement.  With respect to the paragraph of the Letter Agreement entitled “Termination,” the Company and Employee agree that the provisions with respect to termination in the Employment Agreement as amended hereby (rather than in the original form attached to the Employee’s offer letter dated January 22, 2006) shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

HELIX ENERGY SOLUTIONS GROUP, INC. By: __________________________________ Date: _________________________________	ROBERT P. MURPHY By: __________________________________ Date: _________________________________